UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      August 6, 2015

REALBIZ MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34106	11-3820796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2690 Weston Road, Suite 200, Weston, FL		33331
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:      (954) 888-9779

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 – Corporate Governance and Management

Item 5.02	Election of Directors; Appointment of Principal Officers.

Departure of Directors or Principal Officers

Effective August 6, 2015, Arun Srinivasan tendered his resignation as a director. Mr. Srinivasan’s resignation as a director was not because of any disagreements with us on matters relating to our operations, policies, and practices.

Effective August 10, 2015, William Kerby resigned as our Chief Executive Officer. Mr. Kerby was appointed to serve as Corporate Secretary effective August 10, 2015. He will not receive any compensation for this position.

Effective August 10, 2015, William Kerby tendered his resignation of Chairman of the Board. Mr. Kerby will continue to serve as a director.

Appointment of Officers

Effective August 10, 2015, the board appointed Alex Aliksanyan as our Chief Executive Officer. An updated employment agreement consistent with this role will be adopted for Mr. Aliksanyan and reviewed/approved by the board of directors. We will file an 8-K with such executed agreement upon its consummation.

Alex Aliksanyan, 66, currently serves as Chief Information Officer, Chief Operating Officer and as a director, positions he has held since February 20, 2015. Mr. Aliksanyan comes to the Company with more than 25 years of Strategic Technology Planning, Implementation and Marketing experience. Mr. Aliksanyan is currently President of WorldMyWay Inc. and AAJ Internet Inc since 2005. Mr. Aliksanyan also previously served as CEO and President of iCruise.com which he founded in 2000. Prior thereto, Mr. Aliksanyan had served as a marketing consultant for several brands such as Citibank, Disney and Hillshire Farms. He is also considered in the Travel industry as a pioneer in the area of e-commerce. Mr. Aliksanyan received his Bachelors’ Degree in Physics from New York University and an Advanced degree in marketing from the Stern School of Business in New York.

Appointment of Chairman

Effective August 10, 2015, the Board of Directors appointed Don Monaco to serve as Chairman of the Board of Directors. Mr. Monaco currently serves as a director.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

99.1	Resignation of Arun Srinivasan
99.2	Resignation of William Kerby

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALBIZ MEDIA GROUP, INC.
(Registrant)

Date: August 11, 2015	By:	/s/ Alex O. Aliksanyan
Alex O. Aliksanyan Chief Executive Officer

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